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                                                                 EXHIBIT (a)(10)

                           [Oak Technology Letterhead]

                                 August 30, 2001

TO: ALL ELIGIBLE EMPLOYEES OF OAK TECHNOLOGY, INC. ("OAK TECHNOLOGY" OR THE "COMPANY") UNDER THE OFFER TO EXCHANGE, DATED AUGUST 15, 2001

RE:      AMENDMENT AND SUPPLEMENT TO THE OFFER TO EXCHANGE

         This letter provides supplemental information regarding the Oak Technology Stock Option Exchange Program and discusses several amendments to the Offer to Exchange, dated August 15, 2001 (the "Offer to Exchange") and related Acceptance Letter previously sent to you. You should carefully read the supplemental information and amendments as described below, along with the rest of the Offer to Exchange and Acceptance Letter before you decide whether to participate in (or modify or rescind your participation in) the Program.

         Except as expressly provided in this letter, the terms of the Offer to Exchange remain unchanged. This supplement should be read in conjunction with the Offer to Exchange. Any terms that are not otherwise defined in this letter have the meanings given to them in the Offer to Exchange.

                         AMENDMENTS TO OFFER TO EXCHANGE

         We have updated the Offer to Exchange as follows:

         1. The eleventh question and answer of the Summary Term Sheet of the Offer to Exchange (page 5) is amended and restated to read as follows:

         IF I TENDER OPTIONS IN THIS OFFER, WHEN WILL I RECEIVE MY NEW OPTIONS?

                  We expect to grant the new options on a business day that is at least six months and one day after the date we cancel the options accepted for exchange. Our board of directors or compensation committee will select the actual grant date of the new options after the expiration of the offer, in accordance with the Plan. If we cancel tendered options on September 14, 2001, the business day following the scheduled expiration date, the grant date of the new options will be no earlier than March 16, 2002. The board or compensation committee expects to grant the new options on a date occurring on or soon after March 16, 2002. The issuance of

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         the new options will not be delayed significantly beyond the projected grant date as a result of the board or committee meeting. If the expiration date of the offer is extended by us, the grant date for the new options may also be extended. You must be an employee, or otherwise be eligible to receive options pursuant to the Plan on the grant date to receive the new options.

                  The date on which the new options are granted may fall within certain "black out" periods designated by Oak Technology during which its officers, directors and employees are restricted from trading in our securities. These trading restrictions normally go into effect beginning on the fifteenth day of the last month of each fiscal quarter and are lifted three days after Oak Technology issues its earnings release for that quarter. Accordingly, you may not be able to exercise the new options granted to you on the grant date until the expiration of any applicable black out periods. (Page 15)

         2. The thirty-first question and answer of the Summary Term Sheet of the Offer to Exchange (page 11) is amended and restated to read as follows:

         HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER OPTIONS IN THE OFFER? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I BE NOTIFIED IF IT IS EXTENDED?

                  You have until at least 11:59 p.m., Pacific daylight savings time, on September 13, 2001, to tender your options in the offer.

                  Although we do not currently intend to do so, we may, in our discretion, extend the offer at any time. If we extend the offer, we will make a public announcement of the extension no later than 9:00 a.m., Eastern time, on the next business day following the previously scheduled expiration date. If the offer is extended, then the cancellation date for tendered eligible options accepted for exchange and the grant date of the new options may be extended if necessary to avoid the possibility that we would have to recognize any charges in our financial statements which would reduce our reported earnings. Under the accounting rules applicable to us, the new options must be granted more than six months following the date tendered eligible options are cancelled. (Page 15, 31)

         3. The thirty-third question and answer of the Summary Term Sheet of the Offer to Exchange (page 11) is amended and restated to read as follows:

         DURING WHAT PERIOD OF TIME MAY I WITHDRAW PREVIOUSLY TENDERED OPTIONS?

                  You may withdraw your tendered options at any time before the offer expires at 11:59 p.m., Pacific daylight savings time, on September 13, 2001. If we extend this offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of this offer. We will accept for exchange and cancel the tendered options on September 14, the first business day following the scheduled expiration date of the offer. However, in the event that your

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         tendered options have not been accepted for exchange and canceled by
         11:59 P.M., Pacific daylight savings time on October 12, 2001 (including, due to an extension of the offer), you may withdraw your tendered options at any time after 11:59 P.M., Pacific daylight savings time on October 12, 2001, that is, after the expiration of forty business days from the commencement of our offer. To withdraw tendered options, you must deliver to us at the address or facsimile number listed above a written notice of withdrawal with the required information while you still have the right to withdraw the tendered options. As in the case of delivery of the acceptance letter, you may deliver the signed notice of withdrawal to us at the address noted above by regular external mail, facsimile or hand delivery. Once you have withdrawn options, you may re-tender options only by again following the delivery procedures described above. (Page 18)

         4. The thirty-fifth question and answer of the Summary Term Sheet of the Offer to Exchange (page 12) is amended and restated to read as follows:

         HOW WILL I KNOW IF OAK TECHNOLOGY HAS RECEIVED MY ACCEPTANCE LETTER ELECTING TO TENDER MY ELIGIBLE OPTIONS?

                  We will confirm receipt of your acceptance letter tendering your eligible options (and any withdrawal) shortly after we receive it. In addition, promptly after the expiration date of the offer, we will send you a personalized document confirming that your tendered options have been accepted and cancelled, and evidencing your right to the future option grant. (Page 20)

         5. The third and fourth paragraph of Section 2 ("Purpose of the Offer") of the Offer to Exchange (page 16) is amended and restated to read as follows:

                  Subject to the foregoing, and other than transactions among or between our subsidiaries and our affiliates, we presently have no plans or proposals that relate to or would result in:

                  (a) any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

                  (b) any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

                  (c) any material change in our present dividend rate or policy, or our indebtedness or capitalization;

                  (d) any material change in our present board of directors or management, other than changes in the number or term of directors or to fill any existing board vacancies, or as may otherwise occur in the ordinary course of business;

                  (e) any other material change in our corporate structure or business;

                  (f) our common stock not being authorized for quotation in an


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                         automated quotation system operated by a national
                         securities association;

                  (g) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

                  (h) the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

                  (i) the acquisition by any person of any material amount of our securities or the disposition of any material amount of our securities; or

                  (j) any change in our certificate of incorporation or bylaws, or any actions which may impede the acquisition of control of us by any person.

                  From time to time we entertain proposals from third parties regarding potential strategic relationships or transactions, which in some cases could include a merger or sale of Oak Technology. We have no definitive plans with respect to any such strategic relationship or transaction as of the date hereof.

         6. The second paragraph of Section 4 ("Withdrawal Rights") of the Offer to Exchange (page 18) is amended and restated to read as follows:

                  You may only withdraw your tendered options in accordance with the provisions of this Section 4.

                  You may withdraw your tendered options at any time before 11:59 p.m., Pacific daylight savings time, on September 13, 2001. If the offer is extended by us beyond that time, you may withdraw your tendered eligible options at any time until the extended expiration of the offer. We will accept for exchange and cancel the tendered options on September 14, the first business day following the scheduled expiration date of the offer. However, in the event that your tendered options have not been accepted for exchange and canceled by 11:59 P.M., Pacific daylight savings time, on October 12, 2001 (including, due to an extension of the offer), you may withdraw your tendered options at any time after 11:59 P.M., Pacific daylight savings time on October 12, 2001, that is, after the expiration of forty business days from the commencement of our offer. You must withdraw all tendered eligible options; you may not withdraw only a portion of tendered eligible options.

         7. The first paragraph of Section 5 ("Acceptance Of Options For Exchange And Issuance Of New Options") of the Offer to Exchange (page 18) is amended and restated to read as follows:

                  Upon the terms and subject to the conditions of this offer and promptly following the expiration date, we will accept for exchange and cancel options properly tendered and not validly withdrawn before the expiration date. If we


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         cancel eligible options accepted for exchange on September 14, 2001, the business day following the scheduled expiration date of the offer, you will be granted new options no earlier than March 16, 2002, which is the first business day that is at least six months and one day following the date we anticipate accepting options for exchange. If the offer is extended, then the grant date of the new options will also be extended if necessary to ensure that the new option grant date is six months and one day following the date eligible options are cancelled. Our board of directors or compensation committee will select the actual grant date for the new options after the expiration date of the offer in accordance with the Plan. If we cancel tendered options on September 14, 2001, the board or compensation committee expects to grant the new options on a date occurring on or soon after March 16, 2002. The issuance of the new options will not be delayed significantly beyond the projected grant date as a result of the board or committee meeting. The exercise price of the new options will equal the fair market value of our common stock on the date of grant.

         8. The second paragraph of Section 9 ("Information Concerning Oak Technology") of the Offer to Exchange (page 27) is amended and restated to read as follows:

                  We were originally incorporated in California in 1987 and were reincorporated in Delaware in 1994. Our principal executive offices and principal marketing, sales and product development operations are located at 139 Kifer Court, Sunnyvale, California 94086 and our telephone number is (408) 737-0888. Our web site is located at www.oaktech.com. The information on our web site is not a part of this offer to exchange. For additional information regarding Oak Technology, we recommend that you also review the materials which we have filed with the SEC.

                  Attached hereto as SCHEDULE B to this Offer to Exchange is a Summary Financial Statement of Oak Technology. More complete financial information is included in our annual report on Form 10-K for the fiscal year ended June 30, 2000 which is incorporated herein by reference and in our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2001, which is incorporated herein by reference and each may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 16 of this Offer to Exchange.

         9. The fourth paragraph of Section 14 ("Extension of Offer; Termination; Amendment") of the Offer to Exchange (page 31) is amended and restated to read as follows:

         Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., Eastern time, on the next business day after the last previously scheduled or announced expiration date. Any announcement made


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pursuant to the offer will be disseminated promptly to eligible employees in a manner reasonably designated to inform eligible employees of such change.

         10.      Schedule B is added to the Offer to Exchange as follows:


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                                   SCHEDULE B

                          SUMMARY FINANCIAL INFORMATION


                      OAK TECHNOLOGY, INC. AND SUBSIDIARIES

                      SELECTED CONSOLIDATED FINANCIAL DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                 NINE MONTHS
                                                             YEAR ENDED JUNE 30,               ENDED MARCH 31,
                                                           -----------------------          ----------------------
                                                              2000          1999              2001          2000
                                                           -------------------------------------------------------

                                                                                                  (unaudited)
STATEMENT OF OPERATIONS DATA:
Revenues...........................................          $86,455        71,051          $139,351      $49,673
Gross profit.......................................           45,535        31,432            65,655       25,424
Operating (loss) income............................          (61,109)      (61,946)          (13,869)     (54,920)
Net (loss) income..................................          (32,862)      (50,669)           (8,552)     (27,833)
Net (loss) income per share (basic and diluted)....          $ (0.71)      $ (1.24)        $   (0.16)    $  (0.63)
(Loss) income per share from continuing
operations (basic and diluted).....................          $ (0.71)      $ (1.24)        $   (0.16)    $  (0.63)

                                                                AS OF JUNE 30,                 AS OF MARCH 31,
                                                           -----------------------          ----------------------
                                                              2000          1999              2001         2000
                                                           -------------------------------------------------------

                                                                                                  (unaudited)
BALANCE SHEET DATA:
Current assets.....................................        $ 170,893     $ 163,455         $ 153,199    $ 171,696
Property and equipment, net........................           19,738        22,039            20,132       19,930
Foundry deposits...................................           -              7,760              -            -
Intangible assets, net.............................           44,053         7,569            33,016       47,110
Other noncurrent assets............................            1,716         3,018               582        5,348
Total Assets.......................................          236,400       203,841           206,929      244,084
Current liabilities................................           34,283        12,519            25,492       31,040
Long-term debt.....................................           -                  5              -            -
Deferred income taxes..............................              697         1,438               643        1,438
Other non-current liabilities......................              110           457               155          258
Total liabilities..................................           35,090        14,419            26,290       32,736
Total stockholders' equity.........................          201,310       189,422           180,639      211,348
Total liabilities and stockholders' equity.........          236,400       203,841           206,929      244,084
Book value per share...............................                                        $    3.32

         The transaction is not expected to have a material impact on the financial information presented; therefore, pro forma data is not provided.


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                         AMENDMENTS TO ACCEPTANCE LETTER

         The Acceptance Letter is amended and restated to delete any reference to a requirement that the option holder certify that they understand each of the items listed in the Acceptance Letter. With respect to Acceptance Letters that have already been executed and returned to Oak Technology by an option holder, the Company agrees not to enforce its previous requirement that the option holder certify that they understand each of the items listed in the Acceptance Letter.

         WE HAVE ATTACHED A NEW ACCEPTANCE LETTER TO THIS LETTER. IF YOU WOULD LIKE TO PARTICIPATE IN THE OFFER, BUT HAVE NOT SENT AN ACCEPTANCE LETTER, PLEASE USE THIS NEW FORM OF THE ACCEPTANCE LETTER. IF YOU HAVE ALREADY SENT AN ACCEPTANCE LETTER, THERE IS NO NEED TO SEND A NEW ONE.


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